                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                        Date of Report: November 21, 1997



                           COMPAQ COMPUTER CORPORATION
               (Exact Name of Registrant as Specified in Charter)



         DELAWARE                      1-9026                  76-0011617
(State or Other Jurisdiction   (Commission File Number)      (IRS Employer
     of Incorporation)                                     Identification No.)



                     20555 SH 249, HOUSTON, TEXAS 77070-2698
                    (Address of Principal Executive Offices)


                                 (281) 370-0670
              (Registrant's telephone number, including area code)

ITEM 5.  OTHER EVENTS.

         On August 29, 1997, Compaq Computer Corporation ("Compaq") merged with Tandem Computers Incorporated ("Tandem") in a stock-for-stock transaction accounted for as a pooling of interests. This Report on Form 8-K contains Compaq's financial statements as restated to reflect the merger with Tandem. This report may be incorporated by reference into other reports or registration statements to be filed by Compaq with the Securities and Exchange Commission.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

     INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

     Financial Statements:
         Report of Independent Accountants
         Consolidated Balance Sheet at December 31, 1996 and 1995 Consolidated Statement of Income for the three years ended
           December 31, 1996
         Consolidated Statement of Cash Flows for the three years ended
           December 31, 1996
         Consolidated Statement of Stockholders' Equity for the three years ended December 31, 1996
         Notes to Consolidated Financial Statements

         Financial Statement Schedule:
              For the three years ended December 31, 1996:
               Schedule II - Valuation and Qualifying Accounts

      EXHIBITS:
         27.1     Financial Data Schedule-December 31, 1996
         27.2     Financial Data Schedule-December 31, 1995
         27.3     Financial Data Schedule-December 31, 1994

REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of Compaq Computer Corporation

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Compaq Computer Corporation and its subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



PRICE WATERHOUSE LLP

Houston, Texas
January 21, 1997, except as to Note 12, which is as of November 21, 1997

CONSOLIDATED BALANCE SHEET



December 31, In millions, except par value                                     1996           1995
-----------------------------------------------------------------------------------------------------
ASSETS

Current assets:
    Cash and cash equivalents                                                       $ 3,008   $   853
    Short-term investments                                                            1,073
    Accounts receivable, less allowance of $247 and $118                              3,718     3,683
    Inventories                                                                       1,267     2,283
    Deferred income taxes                                                               836       398
    Other current assets                                                                187       245
                                                                                    -------   -------
       Total current assets                                                          10,089     7,462
Property, plant and equipment, less accumulated depreciation                          1,753     1,707
Other assets                                                                            489       468
                                                                                    -------   -------
                                                                                    $12,331   $ 9,637
                                                                                    =======   =======

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Accounts payable                                                                $ 2,098   $ 1,539
    Income taxes payable                                                                322       192
    Other current liabilities                                                         2,016     1,549
                                                                                    -------   -------
       Total current liabilities                                                      4,436     3,280
                                                                                    -------   -------
Long-term debt                                                                          375       376
                                                                                    -------   -------
Deferred income taxes                                                                   230       224
                                                                                    -------   -------
Commitments and contingencies (Note 11)
Stockholders' equity:
    Preferred stock, $.01 par value (authorized: 10 million shares; issued: none)
    Common stock and capital in excess of $.01 par value
       (authorized: 1 billion shares; issued and outstanding:
       746.0 million shares at December 31, 1996 and
       729.0 million shares at December 31, 1995)                                     1,779     1,543
    Retained earnings                                                                 5,507     4,197
    Accumulated translation adjustments                                                   4        17
                                                                                    -------   -------
       Total stockholders' equity                                                     7,290     5,757
                                                                                    -------   -------
                                                                                    $12,331   $ 9,637
                                                                                    =======   =======


The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENT OF INCOME


Year ended December 31, In millions, except per share amounts                  1996     1995      1994
--------------------------------------------------------------------------------------------------------
Sales                                                                        $20,009   $16,675   $12,605
Cost of sales                                                                 14,855    12,291     8,885
                                                                             -------   -------   -------
                                                                               5,154     4,384     3,720
                                                                             -------   -------   -------
Selling, general and administrative expense                                    2,507     2,186     1,859
Research and development costs                                                   695       552       458
Purchased in-process technology                                                            241
Restructuring charge                                                              52
Other income and expense, net                                                     17        79        50
                                                                             -------   -------   -------
                                                                               3,271     3,058     2,367
                                                                             -------   -------   -------
Income before provision for income taxes                                       1,883     1,326     1,353
Provision for income taxes                                                       565       433       365
                                                                             -------   -------   -------
Net income                                                                   $ 1,318   $   893   $   988
                                                                             -------   -------   -------
Earnings per common and common equivalent share:
     Primary                                                                 $  1.74   $  1.20   $  1.35
                                                                             -------   -------   -------
     Assuming full dilution                                                  $  1.72   $  1.19   $  1.34
                                                                             -------   -------   -------

Shares used in computing earnings per common and common equivalent share:
     Primary                                                                   757.8     746.2     731.5
                                                                             -------   -------   -------
     Assuming full dilution                                                    765.7     749.7     735.6
                                                                             -------   -------   -------




The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS



Year ended December 31, In millions                                          1996        1995        1994
-----------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
      Cash received from customers                                         $ 20,165    $ 16,145    $ 12,012
      Cash paid to suppliers and employees                                  (15,702)    (14,508)    (11,673)
      Interest and dividends received                                           126          71          36
      Interest paid                                                            (106)       (113)        (78)
      Income taxes paid                                                        (953)       (560)       (341)
                                                                           --------    --------    --------
          Net cash provided by (used in) operating activities                 3,530       1,035         (44)
                                                                           --------    --------    --------
Cash flows from investing activities:
      Purchases of property, plant and equipment, net                          (484)       (565)       (470)
      Purchases of short-term investments                                    (1,401)
      Proceeds from short-term investments                                      328
      Acquisition of businesses, net of cash acquired                           (22)       (318)
      Other, net                                                                (75)        (29)        (54)
                                                                           --------    --------    --------
          Net cash used in investing activities                              (1,654)       (912)       (524)
                                                                           --------    --------    --------
Cash flows from financing activities:
      Issuance of common stock pursuant to stock option plans                   131         123         126
      Tax benefit associated with stock options                                  91          65          55
      Issuance of debt                                                          120          66         374
      Repayments of debt                                                        (84)        (68)        (85)
                                                                           --------    --------    --------
          Net cash provided by financing activities                             258         186         470
                                                                           --------    --------    --------
Effect of exchange rate changes on cash                                          21         (42)        (44)
                                                                           --------    --------    --------
          Net increase (decrease) in cash and cash equivalents                2,155         267        (142)
Cash and cash equivalents at the beginning of the year                          853         586         728
                                                                           --------    --------    --------
Cash and cash equivalents at the end of the year                           $  3,008    $    853    $    586
                                                                           --------    --------    --------

Reconciliation of net income to net cash provided by (used in) operating activities:
Net income                                                                 $  1,318    $    893    $    988
      Depreciation and amortization                                             483         384         332
      Provision for bad debts                                                   160          47          38
      Deferred income taxes                                                    (405)        (24)       (135)
      Loss (gain) on disposal of assets                                          (9)          8           6
      Purchased in-process technology                                                       241
      Restructuring charge                                                       52
      Exchange rate effect                                                       14          33          46
      Increase in accounts receivable                                          (228)       (910)       (992)
      Decrease (increase) in inventories                                      1,014        (144)       (884)
      Decrease (increase) in other current assets                                29         (50)        (78)
      Increase in accounts payable                                              562         479         248
      Increase (decrease) in income taxes payable                               131         (66)        171
      Increase in other current liabilities                                     409         144         216
                                                                           --------    --------    --------
          Net cash provided by (used in) operating activities              $  3,530    $  1,035    $    (44)
                                                                           --------    --------    --------




SUPPLEMENTAL CASH FLOW INFORMATION

Year ended December 31, In millions                          1995
-------------------------------------------------------------------
Acquisitions (Note 2)
      Fair value of assets acquired                        $    432
      Liabilities assumed                                       (69)
      Stock issued                                              (12)
      Options assumed                                           (14)
                                                           --------
          Cash paid                                             337
      Less cash acquired                                        (19)
                                                           --------
          Net cash paid for acquisitions                   $    318
                                                           --------


The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY



                                                              Common Stock
                                                     -----------------------------
                                                                     Par Value       Accumulated
                                                     Number of      and Capital      Translation    Retained
In millions, except number of shares in thousands     Shares      in Excess of Par    Adjustment    Earnings       Total
--------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993                             691,921         $ 1,160           $ 3       $ 2,306       $ 3,469
Issuance pursuant to stock option plans                 21,335             126                                       126
Tax benefit associated with stock options                                   55                                        55
Translation adjustments                                                                    6                           6
Net income                                                                                             988           988
                                                       -------         -------           ---       -------       -------
Balance, December 31, 1994                             713,256           1,341             9         3,294         4,644

Issuance pursuant to stock option plans                 16,356             123                                       123
Issuance pursuant to business acquired                     602              12                                        12
Tax benefit associated with stock options                                   65                                        65
Translation adjustments                                                                    8                           8
Other                                                   (1,260)              2                          10            12
Net income                                                                                             893           893
                                                       -------         -------           ---       -------       -------
Balance, December 31, 1995                             728,954           1,543            17         4,197         5,757
Issuance pursuant to stock option plans                 17,048             145                                       145
Tax benefit associated with stock options                                   91                                        91
Translation adjustments                                                                  (13)                        (13)
Other                                                                                                   (8)           (8)
Net income                                                                                           1,318         1,318
                                                       -------         -------           ---       -------       --------
Balance, December 31, 1996                             746,002         $ 1,779           $ 4       $ 5,507       $ 7,290
                                                       -------         -------           ---       -------       --------

The accompanying notes are an integral part of these financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES:

Description of business - Founded in 1982, Compaq Computer Corporation is a worldwide information technology company. Compaq is the fifth largest computer company in the world and the largest global supplier of personal computers. Compaq develops and markets hardware, software, solutions and services, including industry-leading enterprise computing solutions, fault-tolerant business-critical solutions, networking and communication products, commercial desktop and portable products and consumer PCs. Compaq products are sold and supported in more than 100 countries through a network of authorized Compaq marketing partners. Compaq markets its products primarily to business, home, government, and education customers. References to the "Company" mean Compaq and its subsidiaries.

Principles of consolidation - The consolidated financial statements include the accounts of Compaq and its subsidiaries. In August 1997, Compaq merged with Tandem Computers Incorporated ("Tandem") in a pooling of interests transaction. The financial data included in these financial statements have been restated to reflect the merger with Tandem. All significant intercompany transactions have been eliminated.

Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the related reported amounts of sales and expenses during the reporting period. Actual results could differ from those estimates. Management believes that the estimates are reasonable.

Cash and cash equivalents - Cash and cash equivalents include cash on hand, money market instruments, commercial paper and other investments having maturities of three months or less at date of acquisition and are reflected as such for purposes of reporting cash flows. Cash equivalents are stated at cost which approximates fair value.

Short-term investments - Short-term investments include certificate of deposits, commercial paper and other investments having maturities longer than three months at date of acquisition. For reporting purposes, such investments are stated at cost which approximates fair value.

Inventories - Inventories are stated at the lower of cost or market, cost being determined on a first-in, first-out basis.

Property, plant and equipment - Property, plant and equipment are stated at cost. Major renewals and improvements are capitalized; minor replacements, maintenance and repairs are charged to current operations. Depreciation is computed by applying the straight-line method over the estimated useful lives of the related assets, which are 30 years for buildings and range from three to ten years for equipment. Leasehold improvements are amortized over the shorter of the useful life of the improvement or the life of the related lease.

Long-lived assets - In accordance with Statement of Financial Accounting Standards No. 121 ("FAS 121"), Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, the Company reviews for the impairment of long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Under FAS 121, an impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. No such impairment losses have been identified by the Company.

Software development costs, purchased technology, other intangible assets and goodwill - The Company capitalizes software development costs when the resulting products become "technologically feasible" and amortizes those costs when, and as, the products are shipped. The annual amortization of the capitalized amounts is the greater of the amount computed based on the estimated revenue distribution over the products' remaining life or a straight-line method, generally three years, from the date of product release. The amounts of unamortized software development costs included in other assets at December 31, 1996 and 1995, were $149 million and $129 million, respectively. The amortization expense for 1996, 1995 and 1994 was $58 million, $44 million and $34 million, respectively. Purchased technology, other intangible assets, including licenses and trademarks, and goodwill are included in other assets and are carried at cost less accumulated amortization, which is being provided on a straight-line basis over the economic lives of the respective assets, generally three to seven years. Accumulated amortization was $193 million and $159 million at December 31, 1996 and 1995, respectively.

Sales recognition - The Company recognizes sales at the time products are shipped to its customers. Provision is made currently for estimated product returns and price protection which may occur under programs the Company has with its customers and under floor planning arrangements with third-party finance companies. When significant obligations remain after products are delivered, revenue is recognized only after such obligations are fulfilled. Product support and other revenues are recognized ratably over the contractual period or as the services are provided.

Post sales support and warranty expense - The Company provides currently for the estimated cost that may be incurred for post sales support and product warranties.

Advertising costs - Advertising costs are charged to operations when incurred. The cost of direct-response advertising is not significant. Advertising expenses for 1996, 1995 and 1994 were $175 million, $224 million and $217 million, respectively.

Foreign currency - The Company's foreign subsidiaries (other than those acquired in the merger with Tandem) have the U.S. dollar designated as their functional currency. Financial statements of these foreign subsidiaries are translated to U.S. dollars for consolidation purposes using current rates of exchange for monetary assets and liabilities and historical rates of exchange for nonmonetary assets and related elements of expense. Sales and other expense elements are translated at rates that approximate the rates in effect on the transaction dates. Gains and losses from this process are included in the Company's consolidated statement of income. The Tandem foreign subidiaries have designated the local currency as their functional currency. For these subsidiaries, the assets and liabilities are translated into U.S. dollars for consolidation purposes at current exchange rates. Sales and other expense elements are translated at average rates of exchange prevailing during the period. In addition, all ongoing adjustments resulting from the process of translating such subsidiaries' financial statements into U.S. dollars have been accumulated and recorded within a separate component of stockholders' equity.

The Company hedges portions of its foreign currency exposure primarily through the use of forward contracts and option contracts. Generally, gains and losses associated with currency rate changes on forward contracts are recorded currently either to income or to accumulated translation adjustments depending upon the functional currency, while the interest element is recognized over the life of each contract. However, to the extent such contracts hedge a commitment for capital expenditures or inventory purchases, no gains or losses are recognized and the rate at the time the hedge is made is, effectively, the rate used to determine the U.S. dollar value of the asset when it is recorded.

From time to time the Company hedges a portion of its anticipated but not firmly committed sales of its international marketing subsidiaries using purchased foreign currency options. Realized and unrealized gains and the net premiums on these options are deferred and recognized as a component of sales in the same period that the related sales occur. In addition, the Company sometimes utilizes forward contracts to protect the Company from the effects of currency fluctuations on anticipated but not firmly committed sales which are expected to occur within a three-month period. These forward contracts generally do not extend beyond the end of any quarter or year.

Income taxes - The provision for income taxes is computed based on the pretax income included in the consolidated statement of income. The asset and liability approach is used to recognize deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities.

Earnings per share - Primary earnings per common and common equivalent share and earnings per common and common equivalent share assuming full dilution are computed using the weighted average number of shares outstanding adjusted for the incremental shares attributed to outstanding options to purchase common stock pursuant to the treasury stock method.

Stock-based compensation - The Company adopted Statement of Financial Accounting Standard No. 123 ("FAS 123"), Accounting for Stock-Based Compensation beginning with the Company's first quarter of 1996. Upon adoption of FAS 123, the Company continued to measure compensation expense for its stock-based employee compensation plans using the intrinsic value method prescribed by APB No. 25, Accounting for Stock Issued to Employees, and has provided in Note 9 pro forma disclosures of the effect on net income and earnings per share as if the fair value-based method prescribed by FAS 123 had been applied in measuring compensation expense.

Recent pronouncement - In 1996 Financial Accounting Standard No. 125 ("FAS 125") Accounting for Transfer and Servicing of Financial Assets and Extinguishments of Liabilities was issued. FAS 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. The Company will adopt FAS 125 in 1997. Adoption of FAS 125 is not expected to have a material effect on the Company's consolidated financial position or operating results.

Reclassifications - Certain amounts have been reclassified to conform to the 1996 presentation.

NOTE 2 - ACQUISITIONS:

During 1995 the Company acquired two companies that develop, manufacture, and supply fast ethernet hubs, switches and related products, and a small software company. The aggregate purchase price of $386 million consisted of the assumption of certain stock options, the issuance of 601,555 shares of Compaq common stock and $359 million in cash of which $22 million was paid in 1996.

The acquisitions were accounted for as purchases and, accordingly, the operating results of the acquired businesses and the estimated fair market values of the acquired assets and liabilities were included in the Company's consolidated financial statements from the dates of acquisition. The aggregate purchase price plus $5 million of costs directly attributable to the completion of the acquisitions, has been allocated to the assets and liabilities acquired. The aggregate purchase price included $241 million which represented the value of in-process technology that had not yet reached technological feasibility and had no alternative future use. This amount was expensed in the Company's consolidated statement of income during the fourth quarter of 1995. In addition, the aggregate purchase price included $126 million representing purchased technology, other identifiable intangibles and goodwill which has been included in other assets.

The following summary, prepared on a pro forma basis, reflects the Company's operating results as if these entities had been acquired as of the beginning of the periods presented. The summary includes the impact of certain adjustments such as goodwill amortization and estimated changes in interest income due to cash outlays associated with the transactions and the related income tax effects thereof:


Year ended December 31, In millions                       1995              1994
--------------------------------------------------------------------------------
Sales                                                  $16,769           $12,717
Net income                                               1,096               958
Net income per share                                      1.46              1.30



The pro forma results are not necessarily indicative of what actually would have occurred if the acquisitions had been in effect for the periods presented.

NOTE 3 - INVENTORIES:

Inventories consisted of the following components:


December 31, In millions                                     1996           1995
--------------------------------------------------------------------------------

Raw material and work-in-process                           $  634         $1,122
Finished goods                                                633          1,161
                                                           ------         ------
                                                           $1,267         $2,283
                                                           ------         ------


NOTE 4 - PROPERTY, PLANT AND EQUIPMENT:

Property, plant and equipment are summarized below:


December 31, In millions                                                                   1996                1995
-------------------------------------------------------------------------------------------------------------------
Land                                                                                       $212                $222
Buildings                                                                                   879                 814
Machinery and equipment                                                                   2,010               1,835
Furniture and fixtures                                                                      145                 133
Leasehold improvements                                                                      123                 116
Construction-in-progress                                                                    127                 159
                                                                                         ------              ------
                                                                                          3,496               3,279
Less accumulated depreciation                                                             1,743               1,572
                                                                                         ------              ------
                                                                                         $1,753              $1,707
                                                                                         ------              ------



Interest aggregating $8 million, $7 million and $3 million was capitalized and added to the cost of the Company's property, plant and equipment in 1996, 1995 and 1994, respectively.

Depreciation expense totaled $387 million, $326 million and $278 million in 1996, 1995 and 1994, respectively.

NOTE 5 - OTHER CURRENT LIABILITIES:

The estimated costs which may be incurred for post sales support and product warranties of $478 million and $355 million and deferred revenue of $136 million and $171 million were included in other current liabilities at December 31, 1996 and 1995, respectively.

During 1992, 1993 and 1996, Tandem took separate restructuring actions including a reduction of headcount, consolidation of facilities and disposal of assets. The 1996 restructuring action resulted in a charge to income of $52 million. At December 31, 1996, the Company had remaining restructuring accruals of $40 million included in other current liabilities and $16 million reflected as a reduction of net property, plant and equipment.

NOTE 6 - CREDIT AGREEMENTS AND FINANCING ARRANGEMENTS:

Long-term debt is summarized as follows:


December 31, In millions                                           1996    1995
--------------------------------------------------------------------------------
Notes (6.5% and 7.25%)                                             $300     $300
Installment notes due through 2001, collaterized by lease
 receivables (8.5%)                                                 127      120
Other (2.2%-14.5%)                                                   42       21
                                                                   ----     ----
                                                                    469      441
Less current portion                                                 94       65
                                                                   ----     ----
                                                                   $375     $376
                                                                   ----     ----




In October 1996, the Company entered into agreements for a $1.5 billion syndicated credit facility (of which $500 million expires in October 1997 and $1 billion expires in October 2001) that remained unused at December 31, 1996. The Company has a $750 million commercial paper program, which is supported by the $1.0 billion portion of the syndicated credit facility. No commercial paper was outstanding at December 31, 1996.

Repayments on long-term debt are scheduled as follows (in millions): $94 (1997), $42 (1998), $177 (1999), $5 (2000) and $151 (thereafter).

NOTE 7 - OTHER INCOME AND EXPENSE:

Other income and expense consisted of the following components:


Year ended December 31, In millions                      1996     1995     1994
--------------------------------------------------------------------------------
Interest and dividend income                            $(126)   $ (71)   $ (36)
Interest expense (income) associated with hedging          (3)      18        9
Other interest expense                                    106       94       72
Currency losses, net                                       14       33       46
Other, net                                                 26        5      (41)
                                                        -----    -----    -----
                                                        $  17    $  79    $  50
                                                        -----    -----    -----


NOTE 8 - PROVISION FOR INCOME TAXES:

The components of income before provision for income taxes were as follows:


Year ended December 31, In millions                 1996     1995     1994
--------------------------------------------------------------------------
   Domestic                                       $  929   $  504   $  685
   Foreign                                           954      822      668
                                                  ------   ------   ------
                                                  $1,883   $1,326   $1,353
                                                  ------   ------   ------


The provision for income taxes charged to operations was as follows:


Year ended December 31, In millions                             1996       1995       1994
------------------------------------------------------------------------------------------
Current tax expense
   U.S. federal                                              $   672    $   274    $   304
   State and local                                                34         12          8
   Foreign                                                       238        183        142
                                                             -------    -------    -------
        Total current                                            944        469        454
                                                             -------    -------    -------

Deferred tax expense
   U.S. federal                                                 (332)        (8)       (69)
   State and local                                               (19)        (2)        (1)
   Foreign                                                       (28)       (26)       (19)
                                                             -------    -------    -------
        Total deferred                                          (379)       (36)       (89)
                                                             -------    -------    -------
        Total provision                                      $   565    $   433    $   365
                                                             -------    -------    -------




Total income tax expense for 1996, 1995 and 1994 resulted in effective tax rates of 30%, 33% and 27%, respectively. The reasons for the differences between these effective tax rates and the U.S. statutory rate of 35% are as follows:



Year ended December 31, In millions                               1996     1995     1994
----------------------------------------------------------------------------------------
Tax expense at U.S. statutory rate                               $ 659    $ 464    $ 474
Foreign tax effect, net                                           (105)     (73)     (92)
Non-deductible purchased in-process technology                               85
Other, net                                                          11      (43)     (17)
                                                                 -----    -----    -----
                                                                 $ 565    $ 433    $ 365
                                                                 -----    -----    -----

In connection with the Company's 1995 acquisitions, the Company recorded a $241 million non-recurring, non-tax deductible charge for purchased in-process technology which resulted in an increase in the 1995 effective tax rate from 26% to 33%.


The Company benefits from a tax holiday in Singapore which expires in 2001, with a potential extension to August 2004 if certain cumulative investment levels and other conditions are met. During the first quarter of 1993, the Company determined that a portion of the undistributed earnings of its Singaporean manufacturing subsidiary would be reinvested indefinitely. As a result of this determination, no provision for U.S. income tax was made on $335 million, $337 million and $218 million of earnings of this subsidiary during 1996, 1995 and 1994, respectively. These earnings would become subject to U.S. tax if they were actually or deemed to be remitted to the Company as dividends or if the Company should sell its stock in this subsidiary. The Company estimates an additional tax provision of $367 million would be required at such time if the full amount of these accumulated earnings became subject to U.S. tax. The decision to reinvest such earnings indefinitely had the effect of increasing earnings per share by $0.15, $0.16 and $0.10 on a fully diluted basis in 1996, 1995 and 1994, respectively.

Deferred tax assets (liabilities) at December 31, 1996 and 1995 are comprised of the following:


Year ended December 31, In millions                                                1996       1995
--------------------------------------------------------------------------------------------------
Post sales support and warranty accruals                                        $   159    $   131
Receivable allowances                                                               239         85
Stock option compensation                                                            84         56
Difference arising from different tax and financial reporting year ends              34
Inventory adjustments                                                               137         49
Restructuring                                                                        27         32
Deferred income                                                                      13         17
Loss carryforwards                                                                  121        107
Credit carryforwards                                                                107         97
Depreciation and property, plant and equipment basis differences                     20         17
Other                                                                               124         86
                                                                                -------    -------
 Gross deferred tax assets                                                        1,065        677
                                                                                -------    -------

Unremitted earnings of foreign subsidiaries                                        (225)      (213)
Difference arising from different tax and financial reporting year ends                        (33)
Depreciation and property, plant and equipment basis differences                    (25)       (30)
Capitalized software                                                                (54)       (43)
Other                                                                               (50)       (54)
                                                                                -------    -------
 Gross deferred tax liabilities                                                    (354)      (373)
                                                                                -------    -------
Deferred tax asset valuation allowance                                             (121)      (119)
                                                                                -------    -------
                                                                                $   590    $   185
                                                                                -------    -------


NOTE 9 - STOCKHOLDERS' EQUITY AND EMPLOYEE BENEFIT PLANS:

Equity incentive plans - At December 31, 1996, there were 129,068,000 shares of common stock reserved by the Board of Directors for issuance under the Company's employee stock option plans. Options are generally granted at the fair market value of the common stock at the date of grant and generally vest over four to five years. Options granted under the plans must be exercised not later than ten years from the date of grant. Options on 35,167,000, 37,005,000 and 35,234,000 shares were exercisable at December 31, 1996, 1995 and 1994 with a weighted average exercise price of $11.13, $9.63 and $9.15, respectively.

In connection with the Company's 1995 acquisitions, the Company assumed certain outstanding options to purchase common stock of the acquired companies and exchanged them for options to acquire 1,323,000 shares of the Company's common stock at exercise prices of $2.60 to $13.10 per share.

The following table summarizes activity under the employee stock option plans for each of the three years ended December 31, 1996:


                                                                    Shares                             Weighted Average
                                                                 In Thousands       Price Per Share     Price Per Share
-----------------------------------------------------------------------------------------------------------------------
Options outstanding, December 31, 1993                             92,057                                  $ 7.75
     Options granted                                               14,337          $11.46 - 35.48           15.28
     Options lapsed or canceled                                    (3,640)                                  11.40
     Options exercised                                            (20,540)           0.31 - 36.20            5.66
                                                                ---------
Options outstanding, December 31, 1994                             82,214                                    9.45
     Options granted                                               17,850            2.60 - 37.62           19.28
     Options lapsed or canceled                                    (3,604)                                  13.43
     Options exercised                                            (15,880)           0.39 - 36.20            7.03
                                                                ---------
Options outstanding, December 31, 1995                             80,580                                   11.93
     Options granted                                               23,358           15.45 - 44.77           28.36
     Options lapsed or canceled                                    (7,810)                                  17.21
     Options exercised                                            (16,255)           0.75 - 26.91            7.02
                                                                ---------
Options outstanding, December 31, 1996                             79,873                                   17.19
                                                                ---------




There were 49,195,000, 63,960,000 and 44,505,000 shares available for grant under the plans at December 31, 1996, 1995 and 1994, respectively.

Compaq has a Stock Option Plan for Non-Employee Directors (the "Director Plan"). At December 31, 1996, there were 2,945,000 shares of common stock reserved for issuance under the Director Plan. Pursuant to the terms of the plan, each non-employee director is entitled to receive options to purchase common stock upon initial appointment to the Board (initial grants) and upon subsequent reelection to the Board (annual grants). Initial grants are exercisable during the period beginning one year after initial appointment to the Board and ending ten years after the date of grant. Annual grants vest over two years and are exercisable thereafter until the tenth anniversary of the date of grant. Both initial grants and annual grants have an exercise price equal to the fair market value of the Company's common stock on the date of grant. Additionally, pursuant to the terms of the Director Plan, non-employee directors may elect to receive stock options in lieu of all or a portion of the annual retainer to be earned. Such options are granted at 50% of the price of the Company's common stock at the date of grant and are exercisable during the period beginning one year after the grant date and ending ten years after the grant date. Options on 1,357,000, 1,155,000 and 906,000 shares were exercisable under the Director Plan at December 31, 1996, 1995 and 1994 with a weighted average exercise price of $9.18, $6.85 and $5.42, respectively. The expense resulting from options granted at 50% of the price of the Company's common stock at the grant date is charged to operations over the vesting period.

Activity under the Director Plan for each of the three years ended December 31, 1996 was as follows:

                                                                                           Weighted
                                                        Shares                              Average
                                                     In Thousands      Price Per Share   Price Per Share
--------------------------------------------------------------------------------------------------------
Options outstanding, December 31, 1993                  1,218                                 5.29
     Options granted                                      284           7.25 - 25.00         13.75
     Options exercised                                   (233)          1.02 -  8.13          4.18
                                                        -----
Options outstanding, December 31, 1994                  1,269                                 7.38
     Options granted                                      317           7.80 - 34.77         16.08
     Options exercised                                    (18)          1.02 -  7.25          3.24
                                                        -----
Options outstanding, December 31, 1995                  1,568                                 9.18
     Options granted                                      345           9.42 - 20.48         18.30
     Options exercised                                   (105)          1.02 - 13.40          2.35
                                                        -----
Options outstanding, December 31, 1996                  1,808                                11.32
                                                        -----




There were 1,137,000, 1,420,000 and 1,735,000 shares available for grant under the Director Plan at December 31, 1996, 1995 and 1994, respectively.

The following table summarizes significant ranges of outstanding and exercisable options at December 31, 1996:



                                                  Options Outstanding                         Options Exercisable
                                     -----------------------------------------------     ------------------------------
                                                        Weighted         Weighted                           Weighted
                                                        Average           Average                           Average
           Ranges of                    Shares         Remaining         Exercise            Shares         Exercise
        Exercise Prices              In thousands    Life in Years         Price          In thousands       Price
-----------------------------------------------------------------------------------------------------------------------
             Under $4.00                6,905             3.9              $3.41              6,828          $3.41
         4.01  to   8.00               16,292             5.0               5.91             13,205           5.83
         8.01  to  12.00                6,800             6.7               9.56              3,735           9.47
        12.01  to  16.00               10,172             7.8              15.22              3,843          15.18
        16.01  to  20.00               15,778             8.6              19.17              3,936          19.05
        20.01  to  24.00                3,340             8.1              22.31              1,488          22.79
        24.01  to  28.00                6,670             7.5              25.87              2,301          26.57
        28.01  to  32.00               14,691             9.7              31.76                386          30.91
              Over 32.00                1,033             4.0              36.96                802          36.51




Prior to the merger with the Company, Tandem had an employee stock purchase plan which entitled employees to purchase Tandem common stock at 85% of fair market value as of the first or last trading day for each quarterly participating period. Employees purchased 676,000, 460,000 and 583,000 shares as converted into the Company's common stock for aggregate proceeds of $11 million, $11 million and $10 million, respectively in 1996, 1995 and 1994.

The weighted average fair value per share of stock based compensation issued during 1996, 1995 and 1994 was $13.09, $10.17 and $7.79, respectively. The fair value was estimated using the Black-Scholes model with the following weighted average assumptions:


                                              1996                  1995                 1994
---------------------------------------------------------------------------------------------
Expected life (in years)                         5                     5                    5
Interest rate                                 6.12%                 5.76%                7.58%
Volatility                                   43.97%                46.40%               46.30%
Dividend yield                                   0%                    0%                   0%




Stock based compensation costs would have reduced pretax income by $47.9 million and $11.6 million in 1996 and 1995 ($31.1 million and $7.5 million after tax and $.03 and $.01 per share) if the fair values of such compensation in that year had been recognized as compensation expense on a straight-line basis over the vesting period of the grant. The pro forma effect on net income for 1996 and 1995 is not representative of the pro forma effect on net income in future years because it does not take into consideration pro forma compensation expense related to grants made prior to 1995.

Investment Plans - The Company has investment plans available to all domestic employees and intended to qualify as deferred compensation plans under Section 401(k) of the Internal Revenue Code of 1986. Compaq employees may contribute to the plan up to 14% of their salary with a yearly maximum not to exceed the maximum allowable by the Internal Revenue Service. The Company will match employee contributions for an amount up to 6% of each employee's base salary. Tandem employees may contribute up to 18% of their salary with a company match ranging from 63% to 100% of the employee's contribution with a maximum match of 2.5% of the employee's earnings. Contributions are invested at the direction of the employee in one or more funds or can be directed to purchase common stock of the Company at fair market value. Company contributions generally vest over three years although Company contributions for those employees having five years of service vest immediately. Company contributions are charged to expense over their vesting period. Amounts charged to expense were $36 million, $30 million and $27 million in 1996, 1995 and 1994, respectively.

Incentive compensation plan - Compaq has an incentive compensation plan for the majority of its employees. Payments under the plan are based on 6% of net income from operations, as defined, and are made semiannually. The amount expensed under the plan was $76 million, $59 million and $51 million in 1996, 1995 and 1994, respectively.

NOTE 10 - CERTAIN MARKET AND GEOGRAPHICAL DATA:

The Company has subsidiaries in various foreign countries that manufacture and sell the Company's products in their respective geographic areas. Summary information with respect to the Company's geographic operations in 1996, 1995 and 1994 follows:


                                         United States              Other
In millions                               and Canada     Europe   Countries     Eliminations Consolidated
---------------------------------------------------------------------------------------------------------------
1996

Sales to customers                         $ 10,654     $  6,480    $  2,875                  $ 20,009
Intercompany transfers                        2,467          380       1,674     $ (4,521)
                                           --------     --------    --------     --------     --------
                                           $ 13,121     $  6,860    $  4,549     $ (4,521)    $ 20,009
                                           --------     --------    --------     --------     --------
Income from operations                     $  1,162     $    396    $    332     $     18     $  1,908
                                           --------     --------    --------     --------
Corporate expenses, net                                                                            (25)
                                                                                              --------
Pretax income                                                                                 $  1,883
                                                                                              --------
Identifiable assets                        $  4,532     $  2,241    $  1,570     $    (93)    $  8,250
                                           --------     --------    --------     --------
General corporate assets                                                                         4,081
                                                                                              --------
Total assets                                                                                  $ 12,331
                                                                                              --------
1995

Sales to customers                         $  8,256     $  5,890    $  2,529                  $ 16,675
Intercompany transfers                        2,009          330       1,681     $ (4,020)
                                           --------     --------    --------     --------     --------
                                           $ 10,265     $  6,220    $  4,210     $ (4,020)    $ 16,675
                                           --------     --------    --------     --------     --------
Income from operations                     $    687     $    740    $    295     $      8     $  1,730
                                           --------     --------    --------     --------
Corporate expenses, net (1)                                                                       (404)
                                                                                              --------
Pretax income                                                                                 $  1,326
                                                                                              --------
Identifiable assets                        $  4,980     $  2,215    $  1,686     $    (97)    $  8,784
                                           --------     --------    --------     --------
General corporate assets                                                                           853
                                                                                              --------
Total assets                                                                                  $  9,637
                                                                                              --------
1994

Sales to customers                         $  6,424     $  4,287    $  1,894                  $ 12,605
Intercompany transfers                        1,930          198       1,666     $ (3,794)
                                           --------     --------    --------     --------     --------
                                           $  8,354     $  4,485    $  3,560     $ (3,794)    $ 12,605
                                           --------     --------    --------     --------     --------
Income from operations                     $    668     $    498    $    300     $      9     $  1,475
                                           --------     --------    --------     --------
Corporate expenses, net                                                                           (122)
                                                                                              --------
Pretax income                                                                                 $  1,353
                                                                                              --------
Identifiable assets                        $  4,020     $  1,913    $  1,453     $   (110)    $  7,276
                                           --------     --------    --------     --------
General corporate assets                                                                           586
                                                                                              --------
Total assets                                                                                  $  7,862
                                                                                              --------



(1) Includes a $241 million non-recurring, non-tax deductible charge for purchased in-process technology in connection with acquisitions in 1995.

NOTE 11 - COMMITMENTS, CONTINGENCIES, FINANCIAL INSTRUMENTS AND FACTORS THAT MAY AFFECT FUTURE OPERATIONS:

Derivative financial instruments and fair value of financial instruments - The Company utilizes primarily forward contracts and purchased foreign currency options to reduce its exposure to potentially adverse changes in foreign currency exchange rates. The Company does not hold or issue financial instruments for trading purposes nor does it hold or issue interest rate or leveraged derivative financial instruments.

The Company may, from time to time, hedge commitments for inventory purchases and capital expenditures and other items constituting firm commitments. Any gain or loss, if realized, or cost related to these contracts are recorded as part of inventory or capital items upon acquisition. At December 31, 1996, the Company had $92 million in forward contracts related to these commitments. At December 31, 1995, the Company had $108 million in forward contracts, $26 million in purchased options and $72 million in yen-denominated investments related to hedge commitments for inventory purchases.

The Company's program to reduce currency exposure associated with the net monetary assets of the Company's international subsidiaries using the U.S. dollar as the functional currency includes agreements to exchange various foreign currencies for U.S. dollars. At December 31, 1996 and 1995, such agreements to sell foreign currencies included forward contracts aggregating $1.2 billion and $1.4 billion, respectively. Unrealized and realized gains and losses resulting from those contracts designated as net monetary asset hedges are included in other income and expense in the Company's consolidated statement of income and generally are recognized currently, while the interest element associated with forward contracts is recognized as interest expense over the life of each contract. Unrealized gains and losses on these contracts are reflected in accounts receivable or other current liabilities in the Company's consolidated balance sheet and approximate the fair value of such contracts at December 31, 1996 and 1995. The maturity dates of the forward contracts which were outstanding at December 31, 1996 extended from two days to five months.

The Company has utilized purchased currency option contracts to hedge a portion of the anticipated but not firmly committed sales of its international marketing subsidiaries. Option contracts aggregating $63 million and $323 million were outstanding at December 31, 1996 and 1995, respectively, related to the hedge of such sales for a nine-month period. The unrealized gains deferred on these contracts were not material. In addition, the Company has utilized forward contracts to protect the Company against potentially adverse changes in foreign currency exchange rates on anticipated but not firmly committed sales of some of its international marketing subsidiaries which are expected to occur within a three-month period. For the Tandem subsidiaries, forward contracts aggregating $64 million and $49 million were outstanding at December 31, 1996 and 1995, respectively. Gains, losses and premium costs associated with such purchased currency option contracts and forward contracts are reflected as a component of sales in the Company's consolidated statement of income.

In the event of a failure to honor one of these forward contracts by one of the banks with which the Company had contracted, management believes any loss would be limited to the exchange rate differential from the time the contract was made until the time it was compensated. To the extent the Company has option contracts outstanding, the amount of any loss resulting from a breach of contract would be limited to the amount of premiums paid for the options and the unrealized gain, if any, related to such contracts.

The Company enters into various other types of financial instruments in the normal course of business. Fair values for certain financial instruments are based on quoted market prices. For other financial instruments, fair values are based on the appropriate pricing models using current market information. The amounts ultimately realized upon settlement of these financial instruments will depend on actual market conditions during the remaining life of the instruments. Fair values of cash and cash equivalents, accounts receivable, accounts payable and other current liabilities reflected in the December 31, 1996 and 1995 consolidated balance sheets approximate carrying value at these dates. The fair value of the Company's long-term debt at December 31, 1996 and 1995 was estimated to be $377 million and $388 million, respectively, compared with its carrying value of $375 million and $376 million, respectively.

Concentration of credit risk - The Company's cash, cash equivalents, short-term investments and accounts receivable are subject to potential credit risk. The Company's cash management and investment policies restrict investments to low risk, highly-liquid securities and the Company performs periodic evaluations of the relative credit standing of the financial institutions with which it deals.

The Company distributes products primarily through third-party resellers and as a result maintains individually significant accounts receivable balances from various major resellers. If the financial condition and operations of these resellers deteriorate, the Company's operating results could be adversely affected. At December 31, 1996, the receivable balances from the Company's five largest resellers represented approximately 22% of accounts receivable. The Company generally has experienced longer accounts receivable cycles in its emerging markets, in particular China and Latin America, when compared to its U.S. and European markets. In the event that accounts receivable cycles in these developing markets lengthen further or one or more of the Company's larger resellers in these regions fail, the Company's operating results could be adversely affected.

Certain of the Company's resellers finance a portion of their inventories through third-party finance companies. Under the terms of the financing arrangements, the Company may be required, in limited circumstances, to repurchase certain products from the finance companies. Additionally, the Company has on occasion guaranteed a portion of certain resellers' outstanding balances with third-party finance companies and financial institutions. Guarantees under these and other arrangements aggregating $40 million and $55 million were outstanding at December 31, 1996 and 1995, respectively.

Tandem offers lease financing of selected products to its customers. Sales-type leases are originated by the Company and either sold on a nonrecourse basis or used as collateral for borrowings from certain third-party financial institutions. Generally, Tandem receives all proceeds at the inception of the lease. The third-party financial institution assumes the credit risk and the administrative responsibility for the collection of the lease receivables. In the event of a default by a lessee, the financial institutions' only recourse is generally limited to the collaterized computer equipment. Tandem may be required to use its "best efforts" to remarket the computer equipment.

Tandem has pledged certain of its accounts receivable pursuant to a purchase agreement with a group of financial institutions. Tandem retains collection and servicing responsibilities and the risk of credit loss. The agreement allows for maximum borrowings of up to $100 million and expires in October 1997. There were no amounts outstanding at the end of the year.

Factors that may affect future operations - The Company participates in a highly volatile industry that is characterized by fierce industry-wide competition for market share. Industry participants confront aggressive pricing practices, continually changing customer demand patterns, growing competition from well-capitalized high technology and consumer electronics companies, and rapid technological development carried out in the midst of legal battles over intellectual property rights. The Company's operating results could be adversely affected should the Company be unable to successfully integrate acquired entities, anticipate customer demand accurately, maintain short design cycles while meeting evolving industry performance standards, manage its product transitions, inventory levels and manufacturing processes efficiently, distribute its products quickly in response to customer demand, differentiate its products from those of its competitors or compete successfully in the markets for its new products.

Significant numbers of components are purchased from single sources due to technology, availability, price, quality or other considerations. Key components and processes currently obtained from single sources include certain of the Company's displays, microprocessors, application specific integrated circuits and other custom chips, and certain processes relating to construction of the plastic housing for the Company's computers. In addition, new products introduced by the Company often initially utilize custom components obtained from only one source until the Company has evaluated whether there is a need for additional suppliers. In the event that a supply of a key single-sourced material process or component were delayed or curtailed, the Company's ability to ship the related product in desired quantities and in a timely manner could be adversely affected. The Company attempts to mitigate these risks by working closely with key suppliers on product plans, strategic inventories and coordinated product introductions.

Litigation - The Company is subject to legal proceedings and claims which arise in the ordinary course of its business. Management does not believe that the outcome of any of those matters will have a material adverse effect on the Company's consolidated financial position, operating results or cash flows.

Lease commitments - The Company leases certain manufacturing and office facilities and equipment under noncancelable operating leases with terms from one to 30 years. Rent expense for 1996, 1995 and 1994 was $128 million, $123 million and $102 million, respectively.

The Company's minimum rental commitments under noncancelable operating leases at December 31, 1996, were $90 million in 1997, $70 million in 1998, $47 million in 1999, $35 million in 2000, $32 million in 2001 and $285 million thereafter.

NOTE 12 -SUBSEQUENT EVENTS

On August 29, 1997, Compaq merged with Tandem in a stock for stock transaction accounted for as a pooling of interests. Tandem provides its customers with reliable, scaleable, fault-tolerant enterprise computer systems and client/server solutions. In connection with the merger, Compaq issued 62.8 million shares of common stock, based upon an exchange ratio of 0.525 shares of Compaq common stock for each share of Tandem common stock. Merger related costs of $44 million were incurred as a result of the transaction. The financial data included in this report have been restated to reflect the merger with Tandem. There were no material transactions between Compaq and Tandem during the periods prior to the merger. The consolidated financial data for the years ended December 31, 1996, 1995 and 1994 includes the results of Tandem for the years ended September 30, 1996, 1995 and 1994.

The following information presents certain income statement data of the separate companies for the periods preceding the acquisition:



Year ended December 31, In millions        1996            1995            1994
-------------------------------------------------------------------------------

Sales:
        Compaq                         $ 18,109        $ 14,755        $ 10,866
        Tandem                            1,900           1,920           1,739
                                       --------        --------        --------
                                       $ 20,009        $ 16,675        $ 12,605
                                       --------        --------        --------
Net Income:
        Compaq                         $  1,313        $    789        $    867
        Tandem                              (22)            107             170
        Adjustments                          27              (3)            (49)
                                       --------        --------        --------

                                       $  1,318        $    893        $    988
                                       --------        --------        --------



The consolidated financial results presented above include adjustments to Tandem's deferred tax valuation allowance related to realization of certain deferred tax assets as a combined entity with Compaq.

In May 1997, the Company completed a tender offer for Microcom, Inc., a manufacturer of remote access technologies and solutions. The aggregate purchase price of $288 million consisted of $278 million in cash and the assumption of certain employee stock options. The transaction was accounted for as a purchase. Accordingly, the results of operations of the acquired business and the fair market values of the acquired assets and liabilities were included in the Company's financial statements from the date of acquisition. The aggregate purchase price has been allocated to the assets and liabilities acquired. The aggregate purchase price included $208 million, representing the value of in-process technology that had not yet reached technological feasibility and had no alternative future use. This amount was expensed in the Company's consolidated statement of income during 1997. In addition, the aggregate purchase price included approximately $58 million representing purchased technology and other identifiable intangibles. Pro forma statements of operations reflecting the acquisition of Microcom are not shown as they would not differ materially from reported results.

In May 1997, Compaq completed a cash tender offer for all of its outstanding $150 million 6 1/2% Senior Notes Due March 15, 1999 and $150 million 7 1/4% Senior Notes Due March 15, 2004. Ninety-eight percent or $148 of the 1999 Notes were tendered and ninety-seven percent or $145 million of the 2004 Notes were tendered. Compaq paid an aggregate of $298 million (excluding accrued interest) for the notes tendered.

On July 28, 1997, the Company effected a five-for-two stock split in the form of a stock dividend. Shareholders of record as of July 14, 1997 received three additional shares of common stock for every two shares they owned on that date. Share and per share data for all periods presented herein have been adjusted to give effect to the five-for-two split.

On September 22, 1997, the Company entered into a five-year $3 billion unsecured revolving credit facility and a one-year $1 billion unsecured revolving credit facility. In conjunction with the closing of the new facilities, the Company retired two existing secured revolving credit facilities totaling $1.5 billion.

On October 16, 1997, the Company announced that the Board of Directors approved a two-for-one stock split in the form of a stock dividend, subject to shareholder approval of an increase in authorized shares of common stock. Subject to shareholder approval, shareholders of record as of December 31, 1997 will receive one additional share of common stock for every share they own on that date, effective January 20, 1998. Share and per share data for all periods presented herein have not been adjusted to give effect to the two-for-one split.

On October 16, 1997, the Company announced that the Board of Directors approved a cash dividend of $0.03 per share ($0.015 per share post split) of common stock. Shareholders of record as of December 31, 1997 will receive the cash dividend. The Company anticipates that the cash dividend will be paid on a quarterly basis. The Company also announced the establishment of a dividend reinvestment plan and a direct purchase plan.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


November 19, 1997                   COMPAQ COMPUTER CORPORATION



                                    By:      /s/ EARL L. MASON
                                       --------------------------------
                                                 Earl L. Mason
                                        Senior Vice President and Chief
                                               Financial Officer

                                                                    SCHEDULE II
                           COMPAQ COMPUTER CORPORATION
                        VALUATION AND QUALIFYING ACCOUNTS


Year ended December 31,
In millions                                        1996              1995              1994
-----------------------------------------------------------------------------------------------
ALLOWANCE FOR DOUBTFUL ACCOUNTS
Balance, beginning of period                    $     118         $       93         $       67
Additions charged to expense                          160                 47                 38
Reductions                                            (31)               (22)               (12)
                                                ---------         ----------         ----------
Balance, end of period                          $     247         $      118         $       93
                                                ---------         ----------         ==========
DEFERRED TAX ASSET VALUATION ALLOWANCE
Balance, beginning of period                    $     119         $      107         $       82
Additions charged to expense                            9                 12                 25
Reductions                                             (7)
                                                ---------         ----------         ----------
Balance, end of period                          $     121         $      119         $      107
                                                ---------         ----------         ==========


                                 EXHIBIT INDEX

      EXHIBITS
       NUMBER                  DESCRIPTION
      --------                 -----------
         27.1     Financial Data Schedule-December 31, 1996
         27.2     Financial Data Schedule-December 31, 1995
         27.3     Financial Data Schedule-December 31, 1994